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                                                                  EXHIBIT 99.1

CUBIST PHARMACEUTICALS, INC. (CBST)


September 17, 2002,  10:00 am CT
Moderator:  Tom Dietz

Operator:             At this time I would like to welcome everyone to the
                      Pacific Growth Equities conference with Cubist
                      Pharmaceuticals. All lines have been placed on mute to prevent any background noise.

                      After the speaker's remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone key pad. If you would like to withdraw your question press the pound key.

                      Thank you I would now like to turn the call over to Dr. Tom Dietz. Mr. Dietz you may proceed.

Tom Dietz:            Thank you welcome to all of you on today's conference
                      call. I'm Tom Dietz. I'm the Director of Research here at
                      Pacific Growth Equities and the Head of the Biotechnology
                      Research Team.

                      We're pleased to have on today's call several of the members of Cubist Pharmaceuticals senior management team. On this morning's call will be Dr. Scott Rocklage, Chariman and CEO, Mike Bonney, President and COO, Tom Shea, CFO, Oliver Fetzer, Sr. VP of Business Development and Jennifer LaVin, the Senior Director of Corporate Communications. Welcome to the Company.


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                      As a brief background Cubist is a late-state emerging
                      pharmaceutical company focused in the anti-infective space. Cubist's current market cap is approximately $140 million. The company had cash of approximately $195 million as of the end of Q2 of which debt is approximately $165 million.

                      Pacific Growth Equities estimates for Cubist's 2002 fiscal year burn is $83 million. The Company's lead product is Cidecin(R). It's a cidal antibiotic being developed for serious Gram-positive infections.

                      Cidecin(R) produced positive Phase III data in two double-blind placebo controlled international Phase III trials in complicated skin and soft tissue infections, but did not achieve success in studies in community-acquired pneumonia.

                      Recently Gilead Sciences and Cubist parted company for a European marketing distribution deal and a number of questions are being asked about the viability of Cidecin(R) and Cubist plus the unsuccessful cap study and the Gilead deal termination.

                      Cubist's management has been kind enough today to offer their time to answer questions regarding these topics. I'd like to start with a few questions from my team and then open the call up for the other conference call participants.

                      Scott thank you again for your team being available this morning.

Scott Rocklage:       You bet.

Tom Dietz:            My questions start out with three broad areas. The first
                      is and I'll ask these and let you answer after each one rather than going through all three. The first


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                      is could you explain in greater detail why Gilead and
                      Cubist's parted company.

                      Why did they chose not to go forward with a single indication filing in Europe when Cubist made the decision to do so in the United States and now in Europe, and could you put that answer in light of any Cubist's discussions with European regulatory authorities and the competition.

Scott Rocklage:       Sure. Really the whole Gilead alliance was driven
                      initially by the ability to align the Cidecin(R)product profile with the marketplace in which the current Gilead products in Europe, in this case AmBisome(R), was focused.

                      As we began looking at the Cidecin(R) package post SST and cap clinical trial news, we understood from market research that there was a change in sales force target audience.

                      This change was driven by the fact that there was a significant increase in perceived value of the drug by surgeons and Gilead did not have a force that's directed towards the surgical area nor was considering investing in that particular area.

                      So that's one set of issues. The second set of issues related to regulatory issues which were focused on which are the potential rapporteur countries for a product like this and we looked at the UK, we looked at Sweden and we looked at France, because Gilead has experience with and significant loyalty to France.

                      And our perception was that France embraced the product in general but desired more clinical data and it was also our perception that Sweden and the UK response was much more accepting than the French response.


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                      But Gilead was unwilling to really consider rapporteur
                      countries other than France and that led to a potential delay in filing if we kept it in the form of a partnership.

                      So the consequence of that, we decided together to do what's best for Cidecin(R) and the respective companies, and Cubist wanted to regain both strategic and operational control in Europe.

                      So we're in a position now where we can repartner the European rights potentially down the road but we have committed to filing the European NDA ourselves and not look for a partner in that process.

Tom Dietz:            Well, considering Gilead's commitment in the beginning and the dollars that were put into Cubist, why would they now be willing to relinquish that with no rights back to them for having paid money but having done nothing at this point?

Scott Rocklage:       Well, the money that were invested today were
                      based upon upfront money and then of course milestones that we achieved along the way, so those were obligated according to the contract.

                      But in order for Gilead to successfully market this drug in their view they would want to go ahead and use France as a rapporteur. We certainly didn't want to commit to that and they would have to invest in a sales force that's not their current target focus.

                      And combining the need for that investment and the new economic model that resulted as a consequence of not having the community-acquired pneumonia data available as part of the launch and ultimately as a bridge to other


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                      indications such as Nosocomial Pneumonia, and the fact
                      that there was tremendous success being enjoyed by Gilead with tenofovir.

                      They wanted to commit to drill down in those areas of antivirals and not make the investment in going into a new area of antibacterials that they couldn't appropriately leverage with the current sales force.

                      So it was the combination of all of these issues that lead to us mutually to decide to do what's best for Cidecin(R) and not to continue to just leave the collaboration hanging and wait for some new data down the road and then try to reengage Gilead.

                      We felt it was more appropriate to move forward and develop the compound - develop the regulatory package ourselves, get it filed and determine the best commercialization strategy with a partner who is willing to commit to that process.

Tom Dietz:            And you have participated or members of your team in
                      meetings with regulatory authorities in Europe?

Scott Rocklage:       We participated in the co-meetings with Gilead in both
                      France and Sweden and have held our own meetings with the UK authorities.

Tom Dietz:            Okay, so in regards to complicated skin and soft tissue,
                      can we break on to that and talk about why you think a single indication is supported by the FDA? How did they communicate that to you and is there any single indication anti-infective precedent approvals that you can point to, and I guess as part of that, is there anywhere that Cubist's NDA filing and registration strategy varies from a standard for anti-infectives?


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Scott Rocklage:       Well, let me deal with that one first perhaps in that, as
                      you know, all antibiotic trials are based upon proving non-inferiority. That is a statistical goal that's mandated by the FDA but that has certain statistical requirements associated with that.

                      The FDA has changed some of those statistical requirements over time, actually even in the course of a particular development programs and more recently they've become more flexible with some of those statistical requirements.

                      So our plan is for the development of this drug is in concert with what the FDA requires for antibiotic trials. There's nothing that significantly differs from what you consider to be the standard in this area.

                      Have any other products been approved on one indication? The most recent example of that would be Cancidas, the anti-fungal from Merck that's an IV delivered drug that was approved a little over a year, year and a half ago for refractor aspergillosis.

                      And so that was an example of that, and if you go back to the original Zithromax approval for Pfizer, that was also based upon respiratory tract only and expanded over time.

                      So there's been a couple of examples, one historical and one quite recent.

                      In terms of what's going into the NDA package, there will be over 1200 patients included in the safety database. They'll be Phase I special population studies that we've spoken of in the past that range in everything from studying how Cidecin(R) may or may not interact with other drugs, how does


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                      Cidecin(R) perform in an arena of compromise renal hepatic function, how does Cidecin(R) perform when patients are elderly or when they're obese and others, as well as Phase II supportive studies and the Phase II bacteremia study. The Phase III pivotal trials for efficacy and complicated skin and soft tissue as well as the classical microbiology manufacturing and risk benefit analysis sections.

                      So that's the primary content of the NDA. We're on track for an end of year 2002 filing and do not foresee any changes to that plan at this current time.

Tom Dietz:            And two points, the first part of that question was how
                      did the FDA communicate to you regarding the support for the filing?

Scott Rocklage:       At the time that we ended up going back to the FDA after
                      community-acquired pneumonia results when we followed up with them, we asked the question--was the safety database of enough dimension to allow for the evaluation of safety and what's the feeling from the agency regarding filing on complicated soft tissue with the supported data that I just outlined.

                      The feedback from the agency both in terms of verbal feedback and written feedback was affirmative that the safety database was going to be of a dimension to allow for the evaluation of safety and the risk benefit analysis appeared to be in balance to evaluate the efficacy of the drug around complicated skin and soft tissue combined with the supportive studies that I just mentioned.

Tom Dietz:            Okay great. A third area that's really been brought up
                      here is as it relates to Cubist's balance sheet, you know, our model for Cubist has you ending fiscal year '02 with approximately $150 million in cash and we're anticipating that the fiscal year '03 burn rate's going to increase due to launch costs for Cidecin(R) and a lack of Gilead milestones.


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                      There's an argument being made that Cubist may be in a
                      position of either gaining approval for Cidecin(R) in late '03 but lacking the cash resources for launch or on the other hand Cidecin(R) not gaining immediate regulatory approval and the Company lacking resources to move the pipeline forward.

                      Can you walk us through whether the Company has - what your plans are to address those concerns?

Scott Rocklage:       Yes we will. Our current burn is approximately $20 million per quarter in 2002 and our end of year cash projections is approximately $150 million. We are currently building a 2003 operating plan that would yield north of $75 million to $80 million on the balance sheet at the end of year
                      2003.

                      This plan would include a Cubist's led launch of Cidecin(R) in the U.S. as is the strategy for the launch of the drug, potential partnerships for Cidecin(R) in Europe and Asia and possible expansion or addition of research fields like the deal with Novartis.

                      We have enough cash to launch Cidecin(R) and our operating plan does not require any additional financings until after the Cidecin(R) U.S. launch.

Tom Dietz:            And does that include moving the additional programs in
                      the pipeline like your CAB-175 forward?

Scott Rocklage:       That includes moving both pipeline preclinical, late
                      preclinical, early clinical programs forward throughout
                      2003 as well, both OCTX as well as CAB-175 will be fully funded under the plan I just outlined to you.

Tom Dietz:            Great.


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Scott Rocklage:       As far as other issues associated with the financial
                      structure of the Company, the debt structure is a convertible debt that's based upon $39 million note due in 2005 and $165 million convert due in October 2008.

Tom Dietz:            Great Paul can you open up the call to questions?

Operator:             Yes sir at this time I would like to remind everyone in
                      order to ask a question please press star then the number
                      1 on your telephone key pad. One moment please for your first question.

                      There are no questions at this time Dr. Dietz.

Tom Dietz:            Okay Scott I have a few more questions here. Can you walk
                      us through the market research that you did that indicated that formulary committee members and physicians did not view a single indication label as a deterrent to putting
                      Cidecin(R) on formulary or using the drug in clinical practice.

Scott Rocklage:       Yes we'd be happy to do that and I'm going to ask Mike
                      Bonney who coordinated those efforts to speak to that issue.

Michael Bonney:       Hi Tom its Mike. We went out soon after the results of the first community-acquired pneumonia trial were in and spoke with a group of both infectious disease specialists as well as PharmDs who have formulary committee responsibility and put to them the profile of the drug based on the filing data that Scott's already articulated and asked them what their reaction would be from a formulary standpoint.

                      We also tested other profiles that included a profile with the community-acquired pneumonia etcetera and what we found was that there was very little


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                      change in their perspective in terms of which formularies
                      this product would go on or how it would be reserved on the formulary, if at all, based on this negative CAP result.

                      The user community clearly communicated that they did not see this as a drug for community-acquired pneumonia but rather a drug for serious Gram-positive infections in the hospital.

                      So with the combination of that information plus the feedback from the agency that Scott's already articulated we put our heads down on the task of assembling the NDA and getting it ready for filing by the end of this year.

Tom Dietz:            Maybe you can take off from that comment and tell us a
                      little bit about what you think the product labeling might read for here and what kinds of information might either, you know, increase or decrease in the medium market opportunity for Cidecin(R).

Michael Bonney:       The label will be for complicated skin and skin structure
                      infections with a host of Gram-positive organisms--primary among them are both methicillin sensitive and methicillin resistant staph plus a number of strep species that also cause serious skin and soft tissue infection.

                      What we're really going to be focusing on from a launch standpoint is that will be consistent with the label is focusing this drug as a staph drug to replace vancomycin.

                      As you know vancomycin is the staph drug that is used now in almost 2 million patients a year in the U.S. and this label will line up very nicely against vancomycin in the treatment of staph infections.


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                      Remember as well that this label that we're applying for
                      at the end of this year is not the end of the development of the label for this drug. We have an on-going trial looking at patients with both endocarditis and bacteremia, as well as an ongoing trial looking at head-to-head with linezolid looking at patients with vancomycin-resistant enterococci.

                      As these trials come to completion and are successful we will be supplementing the label with indications in endocarditis as well as VRE.

Tom Dietz:            Sure considering that Cidecin's(R) price point is likely
                      to be significantly higher than vancomycin, what do you think will be the key selling points in order to convince physicians to move from vanco to Cidecin(R)?

Michael Bonney:       Well I think the first thing you have to understand Tom is that there is not great satisfaction with vancomycin in the marketplace today. It is used because it is the most effective agent physicians have to treat in particular
                      MRSA but its performance is not great.

                      So I think that, you know, it has become a habit for house staff to cover MRSA empirically but again the performance is not great for this drug and that comes back loud and clear every time you talk to physicians.

                      I think the key selling message is for Cidecin(R) versus vancomycin are very simple. Cidecin(R) is a cidal drug that is safe to use in the treatment of staph infection. It also provides convenience for the staff in the hospital because it is dosed only once a day.

Scott Rocklage:       And a follow on to that would be related to your question
                      regarding price. Clearly at the end of the day we haven't set price for this drug at this point in time but it will be higher than vancomycin. We can commit to that.


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                      And what we know about the performance of Cidecin(R) to
                      date is that we have some time based messages that currently are being investigated to see whether they can be tuned into pharmacoeconomic story.

                      We have been able to demonstrate that we have a shorter time to cure and also a shorter time to reduce patients' elevated temperatures to normal than comparative drugs in our trials.

                      This information could easily translate into pharmacoeconomic advantages and we're in the process of pulling that data together so that there's strong support for the drug price itself being more expensive let's say than vancomycin, but still at the end of the day you're reducing morbidity/mortality in these patients and costs associated with their care.

                      So actually by paying more for daptomycin one can see a story developing where you actually save money in the hospital setting along the way. That is the goal and we think we can get to that goal.

Tom Dietz:            Do you think there's any inhibition from - that might be
                      caused by the CAP results and other companies that are saying that you'll have difficulty either in the approval process or on the market because of the CAP trials data?

Scott Rocklage:       Well we think that feedback from regulatory authorities
                      and ultimate users of the drug probably has more value in terms of those kinds of questions than what competitors might say.

                      And when we talk to regulatory authorities as we've outlined here we've found nothing to date but embracement for continuing on with this process of


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                      filing the NDA because they feel like this drug is needed
                      in the marketplace from a purely regulatory perspective.

                      On a market perspective in addition to the work that Mike outlined and we performed in the spring of this year, we continue to do significant market research in this area, not talking to ten physicians but talking to significant numbers of physicians to really get a sense of what is the level of excitement about including this drug in (unintelligible) with physician's treating this serious life threatening disease.

                      We present to those physicians in this market research study the product profile that's going to be based upon the package label. What we find is incredible embracement of the product based upon that profile combining the data that's provided clinically, the microbiology spectrum and the safety that we've been able to demonstrate to date.

                      So when we talk to our true audience that is regulatory authorities first and then ultimate consumers of the drug, we find that we have incredible support to move forward with alacrity on getting this drug to the marketplace and that's the Company's plan.

Tom Dietz:            Okay the Company indicated that the preclinical package
                      for Cidecin(R) was complete somewhere around the middle of 2000 and data from the second skin and soft tissue study was completed I believe in October of last year.

                      Can you give us some sense of what's been going on since then and also some - just give us some sense of where you are in terms of the manufacturing of the product.


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Scott Rocklage:       Sure the completion of our announcement of the results
                      from the second complicated skin and soft tissue study last year only begins the process of completing the analysis and writing the formal what's called Clinical Study Reports.

                      In addition to that we were completing the analysis of the two CAP trials. Those final Clinical Study Reports weren't completed until late July this year. Contemporaneously with those activities we were completing the Phase I special populations' studies I mentioned earlier as well as the reports associated therewith, the Phase II reports.

                      And then compiling these reports into integrated summaries of safety and integrated summaries of efficacy as required for a formal NDA. Those are the activities that have been going on for the last few months.

                      With regarding manufacturing - activities on manufacturing have been in the role of validating the manufacturing process and that's the CMC section that it obviously is critical to the ultimate approval of the drug.

                      So we're still on track for the fourth quarter filing based upon all of those activities being managed aggressively and the whole NDA team being focused on making that happen.

Tom Dietz:            Terrific. You have a compassionate use program for the
                      drug as well. Can you tell us who's been requesting drug, for what indications and how have things worked out for these patients?

Scott Rocklage:       Well this emergency use program that we've had to date is
                      a non-advertised, non-marketed program that basically comes about as a consequence of physicians that know about the potential performance of daptomycin and then


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                      make requests to us for certain kinds of patients that
                      they feel dapto might be appropriate for.

                      We've received roughly 30 to 40 calls from physicians under this "emergency use" access.

                      Most of those have come in the form of linezolid or Zyvox-resistant VREs, some small number of linezolid-resistant staph as well.

                      We've provided Cidecin(R) to about half of those emergency requests to date and we are currently expanding the program to a more formal treatment use protocol that actually is under review with FDA which would allow us to collect additional data in a more formal manner that will ultimately be used in regulatory filings and publications.

                      We ultimately will consider whether this kind of program makes sense in Europe as well.

Tom Dietz:            Terrific that's the end of the questions that I have. I'm
                      wondering if you'd like to add anything additional that we may not have touched on that you think is important from your perspective regarding Cidecin(R)and U.S. and Europe.

Scott Rocklage:       No Tom I think that we've hit on all the core issues.

Tom Dietz:            Great well first of all thank you to the management team.
                      Thank you for all the conference call participants. Feel free to follow up with either the company or myself and you can contact me directly or through one of your sales reps.

                      Again thank you very much for everyone's participation this morning.


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Operator:             Thank you all for participating. This concludes today's
                      conference call, you may now disconnect.


                                       END